AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1997

                                                REGISTRATION NO. 333-16661
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                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549
                                ---------------

                             AMENDMENT NO. 1

                                    TO

                                 FORM S-3

                          REGISTRATION STATEMENT

                                  UNDER

                        THE SECURITIES ACT OF 1933
                                ---------------

                          CHARTWELL LEISURE INC.

          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                    22-3326054
   (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)                   NUMBER)

                             605 THIRD AVENUE

                         NEW YORK, NEW YORK 10158

                              (212) 692-1400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------

                            RICHARD L. FISHER

            CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

                             605 THIRD AVENUE

                         NEW YORK, NEW YORK 10158

                              (212) 692-1400

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                          OF AGENT FOR SERVICE)
                                ---------------

                                COPIES TO:

                          JOHN N. TURITZIN, ESQ.

                            BATTLE FOWLER LLP

                           75 EAST 55TH STREET

                         NEW YORK, NEW YORK 10022

                              (212) 856-7000
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------

                     CALCULATION OF REGISTRATION FEE
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
                                               MAXIMUM       PROPOSED
                                              OFFERING       MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE    PRICE PER     AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED     SECURITY    OFFERING PRICE REGISTRATION FEE
-----------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value per share,
  reserved for issuance
  upon exercise of             2,502,000
  rights................         shares        $14.00      $35,028,000       $10,615(1)
-----------------------------------------------------------------------------------------
                               2,502,000
 Rights.................         rights          --            --                 --(2)

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(1) Previously paid. On November 22, 1996, the Registrant filed its
    Registration Statement on Form S-3 (File No. 333-16661) (the "Original S-3") covering up to 5,175,000 shares of Common Stock that the Registrant had intended to sell in an underwritten public offering. At that time the Registrant paid a registration fee in the amount of $20,583. The Registrant now amends the Original S-3 to reflect its intent to issue up to approximately 2,413,356 transferable subscription rights to its existing stockholders and to sell up to approximately 2,413,356 shares of Common Stock pursuant to a rights offering. The Registrant no longer intends to sell shares of Common Stock in an underwritten public offering.

(2)Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the Rights.
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


                             EXPLANATORY NOTE

  On November 22, 1996, the Registrant filed its Registration Statement on Form S-3 (File No. 333-16661) (the "Original S-3") covering up to 5,175,000 shares of Common Stock that the Registrant had intended to sell in an underwritten public offering. The Registrant now amends the Original S-3 to reflect its intent to issue up to approximately 2,502,000 transferable subscription rights to its existing stockholders and to sell up to approximately 2,502,000 shares of Common Stock pursuant to a rights offering. The Registrant no longer intends to sell shares of Common Stock in an underwritten public offering.

PROSPECTUS

                          CHARTWELL LEISURE INC.

                  TRANSFERABLE RIGHTS TO PURCHASE UP TO

                     2,413,356 SHARES OF COMMON STOCK

                          EXPIRING MARCH  , 1997

  Chartwell Leisure Inc., a Delaware corporation (the "Company"), is distributing transferable subscription rights ("Rights") to holders of record at the close of business on February , 1997 (the "Record Date") of its shares of common stock, par value $.01 per share (the "Common Stock"). The Rights entitle stockholders to subscribe for and purchase an aggregate of approximately 2,413,356 shares of Common Stock (the "Rights Offering") at a cash price of $14.00 per share (the "Subscription Price"). Holders of Rights ("Rights Holders") will be able to exercise Rights until 5:00 p.m., New York City time, on March , 1997, unless the period for the exercise of Rights is extended or terminated by the Board of Directors of the Company in its sole discretion (such time and date, the "Expiration Date"). Commencement of the Rights Offering is subject to receipt of a waiver by the Company's bank lenders to permit the distribution of the Rights. See "The Rights Offering."

  Stockholders of the Company on the Record Date will receive .23 Rights to purchase shares of Common Stock for each share of Common Stock held on the Record Date. Rights Holders are entitled to purchase, at the Subscription Price, one share of Common Stock for each whole Right held (the "Basic Subscription Privilege"). An aggregate of approximately 2,413,356 Rights will be distributed pursuant to the Rights Offering. In lieu of fractional Rights, the aggregate number of Rights issued by the Company to a Rights Holder will be rounded up to the next whole number. Each Right also entitles any Rights Holder exercising the Basic Subscription Privilege in full to subscribe at the Subscription Price for up to one additional share of Common Stock for each share of Common Stock purchased by the Rights Holder pursuant to Basic Subscription Privilege (the "Oversubscription Privilege"), to the extent shares are not otherwise subscribed for pursuant to the exercise of the Basic Subscription Privilege. If an insufficient number of shares of Common Stock are available to satisfy fully all subscriptions pursuant to the Oversubscription Privilege, then the available shares will be prorated among those who subscribe pursuant to the Oversubscription Privilege. See "The Rights Offering--Subscription Privileges--Oversubscription Privilege." The Rights will be evidenced by transferable certificates. Chartwell Leisure Associates L.P. II ("CL Associates") and FSNL LLC ("FSNL"), which collectively own approximately 46.8% of the outstanding Common Stock, have informed the Company that they intend to exercise their Basic Subscription Privilege in full for a total investment of approximately $15.8 million by CL Associates and FSNL in the Rights Offering. See "The Rights Offering."

  The Common Stock is traded in the Nasdaq Market under the symbol "CHRT." On January 22, 1997, the last full trading day prior to the public announcement of the Company's intention to commence the Rights Offering, the last sale reported for the Common Stock on the Nasdaq National Market was $14 1/8. On February 6, 1997, the last sale reported for the Common Stock on the Nasdaq National Market was $16. There has been no prior market for the Rights. The Rights are expected to be approved for listing on the Nasdaq National Market under the symbol "CHRTR"; however, no assurances can be given that a market for the Rights will develop or, if a market develops, that such market will remain available throughout the Rights Offering.

  After the Expiration Date, the Rights will no longer be exercisable and will have no value. Accordingly, Rights Holders are strongly urged either to exercise or to sell their Rights.

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

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
                         SUBSCRIPTION PRICE UNDERWRITING DISCOUNTS AND COMMISSIONS(1) PROCEEDS TO COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share...............        $                             None                             $
------------------------------------------------------------------------------------------------------------
Total...................        $                             None                             $

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(1) The Shares are being offered and sold directly by the Company, and no commissions or other remuneration is intended to be paid to any person for soliciting purchases of the shares in this Offering. See "The Rights Offering--Method of Offering."

(2) Before deducting expenses payable by the Company estimated at $1,170,000. Assumes the exercise of all Rights, other than approximately 299,000 Rights issuable to a stockholder of the Company which has agreed not to exercise its Rights. See "Prospectus Summary--Recent Developments--Sale of Common Stock to Brahman Funds".

February  , 1997

  NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE RIGHTS OR THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  No action has been or will be taken in any jurisdiction by the Company that would permit an issuance of the Rights, an offering of Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company to inform themselves about and to observe any restrictions as to the issuance of the Rights, the offering of Common Stock and the distribution of this Prospectus.

  In this Prospectus references to "dollars" and "$" are to United States dollars unless otherwise stated, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to jurisdiction.

                               ----------------

                             TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Additional Information.....................................................   3
Incorporation of Certain Information by Reference..........................   4
Prospectus Summary.........................................................   5
Risk Factors...............................................................  12
The Rights Offering........................................................  19
Use of Proceeds............................................................  27
Price Range of Common Stock................................................  27
Dividend Policy............................................................  28
State and Foreign Securities Laws..........................................  28
Capitalization.............................................................  29
Description of Capital Stock...............................................  30
Shares Eligible for Future Sale............................................  33
Plan of Distribution.......................................................  34
Legal Matters..............................................................  34
Experts....................................................................  34

                               ----------------

          CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"

    PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                          ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statement and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected without charge at the office of the Commission at the Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies thereof may be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov., that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company can also be inspected at the office of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006, which supervises the NASDAQ National Market on which the Company's Common Stock is traded.

  The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules.

            INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed with the Commission are incorporated in this Prospectus by reference:

    (i) The Company's Annual Report of Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-24794) filed with the Commission on April 1, 1996, as amended by the Company's Annual Report on Form 10-K/A filed with the Commission on May 24, 1996, as amended by the Company's Annual Report on Form 10-K/A filed with the Commission on July 3, 1996;

    (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 filed with the Commission on May 15, 1996;

    (iii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 filed with the Commission on August 8, 1996, as amended by the Company's Quarterly Report on Form 10-Q/A filed with the Commission on August 9, 1996;

    (iv) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 filed with the Commission on November 12, 1996;

    (v) The Company's Current Report on Form 8-K, dated January 23, 1996, filed with the Commission on February 7, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on April 2, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on July 3, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on July 9, 1996; and

    (vi) The Company's Current Report on Form 8-K, dated October 1, 1996, filed with the Commission on October 15, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on December 12, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on February 7, 1997.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and, prior to the termination of the Offering, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports. The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Chartwell Leisure Inc., 605 Third Avenue, New York, New York 10158 (telephone (212) 692-
1400), Attention: Douglas H. Verner, Esq.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                            PROSPECTUS SUMMARY

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO INCORPORATED BY REFERENCE IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY PRIOR TO MAKING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

                                THE COMPANY

  Chartwell Leisure Inc. ("Chartwell" or the "Company") is an opportunistic acquiror of diversified hotel properties that it believes provide the potential for cash flow and earnings growth, principally through rebranding, repositioning, reimaging and remarketing. Chartwell owns, directly or with joint venture partners, 133 hotel properties in both the full-service and limited-service segments, including approximately 11,520 guest rooms, located in 26 states and six Canadian provinces. In the full-service segment, Chartwell operates 27 hotels aggregating approximately 5,430 guest rooms that contributed 57% of Chartwell's gross room revenues (including gross room revenues of unconsolidated joint ventures) during the nine-month period ended September 30, 1996 on a pro forma basis. Chartwell's remaining 106 hotels, consisting of approximately 6,100 rooms, operate in the limited-service segment, principally under the Travelodge(R) brand.

  Chartwell was spun-off from HFS Incorporated ("HFS") in 1994 and until late 1995 was engaged in the business of investing in casino gaming facilities. In December 1995, an investment group ("CL Associates") primarily consisting of members of the Fisher Brothers family and a trust for the benefit of Gordon Getty and members of his family acquired a 16.6% equity interest in Chartwell by purchasing newly issued shares of Common Stock. In connection with that purchase, Richard L. Fisher, a member of the Fisher Brothers family, was elected to Chartwell's Board of Directors and to the chairmanship of Chartwell's executive committee. At the same time, Chartwell's Board of Directors decided to redirect the focus of Chartwell's business from gaming to lodging and Chartwell agreed to acquire full and partial interests in 115 Travelodge hotels, consisting of approximately 8,000 guest rooms, from Forte Hotels, Inc. (the "Travelodge Acquisition") for approximately $98 million (a cost of approximately $13,000 per guest room after accounting for joint venture interests and other assets acquired).

  In connection with the closing of the Travelodge Acquisition in January 1996, Chartwell agreed in principle to issue four million shares of Common Stock for an aggregate purchase price of $57 million to an expanded investment group, consisting of CL Associates and a limited liability company ("FSNL") owned principally by a trust for the benefit of Charles de Gunzburg (the "CL Associates/FSNL Investment"), Mr. Fisher was elected Chairman and Chief Executive Officer of Chartwell, a new senior management team was assembled, and Mr. Fisher and that new management team began to implement Chartwell's current strategy. Since that time, Chartwell has (i) acquired 21 Travelodge hotels in Canada (including a one-half interest in a joint venture) totalling approximately 3,500 guest rooms, for approximately $77 million (a cost of approximately $22,000 per guest room) (the "Canadian Acquisition"), (ii) obtained the 30-year exclusive master franchise licenses for the Travelodge brand in Canada and Mexico, (iii) formed a joint venture with Grupo Piasa, S.A. de C.V., a diversified Mexican real estate and development company ("Grupo Piasa"), for the purpose of developing and operating Travelodge hotels throughout Mexico ("Chartwell de Mexico") and (iv) formed a strategic alliance with Hilton Hotels Corporation ("Hilton") to develop Hilton Garden Inn(R) hotels in target markets nationwide. Chartwell has curtailed future activities in the gaming industry and, during the twelve-month period ended December 31, 1996, derived no revenues from gaming.

                            RECENT DEVELOPMENTS

 . Capital Investments: Chartwell has launched an extensive capital improvement program to increase room and occupancy rates of its hotels by improving the quality of its properties. By mid-1997, Chartwell intends to have completed approximately $30 million in capital improvements at its current hotels in addition to amounts budgeted for regular capital maintenance. This program is expected to enhance the competitiveness of its Travelodge hotels and increase profitability.

 . Strategic Alliance with Hilton: On January 20, 1997, Chartwell announced that it had formed a strategic alliance with Hilton in which Chartwell will develop, own, manage and operate up to 20 Hilton Garden Inn hotels in target markets nationwide under a franchise license. The initial term of the franchise license is three years and will require a total investment of up to $200 million by Chartwell. Construction financing and permanent mortgage financing have been arranged for the Hilton Garden Inn development program through NationsBank Corp. ("NationsBank") and Nomura Asset Capital Corporation ("Nomura"). Of the total construction costs, NationsBank is committed to provide up to 80% of the financing, with Hilton guaranteeing up to 25% of the loan. Chartwell is required to put up the remaining 20% of the capital as equity. Upon obtaining a certificate of occupancy for each Hilton Garden Inn, the construction loan allocated for such hotel will convert to a 15-year permanent mortgage through an arrangement with Nomura. Chartwell expects to commence construction of its first Hilton Garden Inn shortly at Albuquerque International Airport and this spring expects to commence construction of its second Hilton Garden Inn site in Santa Fe, New Mexico at its Anasazi Plaza site. Chartwell expects to break ground on other Hilton Garden Inns as additional sites are secured. In addition to the Hilton Garden Inn franchise license, Hilton has formally approved the conversion of the 207 room, Chartwell-owned San Diego Travelodge to a full-service Hilton hotel. The property, on Harbor Island Drive, will undergo a $4 million renovation, expected to be completed by this summer.

 .  Sale of Common Stock to Brahman Funds: On January 31, 1997, Chartwell sold
   1,000,000 shares of Common Stock to funds managed by affiliates of Brahman Management, LLC (collectively, "Brahman") at $14 per share, for a total investment of $14 million by Brahman (the "Brahman Private Placement"). Brahman manages investment funds, including one affiliated with George Soros. As a result of the Brahman Private Placement, the Brahman-Soros group owns approximately 1,300,000 shares of Common Stock, or approximately 12.4% of the Company's outstanding Common Stock, before giving effect to the issuance of any shares of Common Stock pursuant to the Rights Offering. Chartwell is required to hold the proceeds of the Brahman Private Placement in a segregated interest-bearing account until CL Associates and FSNL have purchased at least 1,071,428 shares of Common Stock in the Rights Offering by April 15, 1997. If that condition is not satisfied, Brahman may require the Company to repurchase the shares sold to Brahman in the Brahman Private Placement at a price of $14.00 per share plus the interest accrued in that segregated account. CL Associates and FSNL have informed the Company that they intend to exercise their Basic Subscription Privilege (for approximately 1,128,134 shares of Common Stock) in full. Chartwell has agreed to file a registration statement under the Securities Act to register the resale of the shares sold to Brahman, to use its best efforts to cause that registration statement to become effective by May 1, 1997 and to maintain that registration in effect until Brahman has sold all of the shares it purchased in the Brahman Private Placement or until those shares may be sold under Rule 144 under the Securities Act without limitation. Brahman has agreed not to sell, transfer or otherwise dispose, directly or indirectly, of any of the shares it purchased in the Brahman Private Placement, without the prior written consent of the Company, until August 1, 1997. Brahman has agreed not to exercise or transfer any of the approximately 299,000 Rights that it receives through the Basic Subscription Privilege and the Oversubscription Privilege, and to allow such Rights to expire unexercised.

 . Proposed Sale of Common Stock to Baron Funds: Chartwell has reached an agreement in principle to sell approximately 535,000 shares of Common Stock to Baron Funds at $14 per share, for a total investment of

   $7.5 million by Baron Funds (the "Baron Private Placement"). Baron Funds is the parent organization for a family of funds managed by Ronald Baron. The closing of the Baron Private Placement is expected to occur at approximately the same time as the closing of the Rights Offering. The resale of the shares sold to Baron Funds is expected to be registered under the Securities Act in the registration statement used to register the resale of the shares sold to Brahman in the Brahman Private Placement. See "Prospectus Summary--Recent Developments--Sale of Common Stock to Brahman Funds."

 . Amendment to Stockholders' Agreement: CL Associates and FSNL are parties to a stockholders' agreement (the "Stockholders' Agreement") that includes certain voting arrangements (the "Voting Arrangements") which provide that CL Associates and FSNL will vote their shares of Common Stock to elect as a director of the Company one mominee selected by FSNL and any number of nominees selected by CL Associates, and that FSNL will vote its shares of Common Stock at all meetings of stockholders of the Company and in any written consent in the manner directed by CL Associates. The Stockholders' Agreement also includes certain transfer restrictions (the "Transfer Restrictions") which provide for certain restrictions on the transfer of their shares of Common Stock and on future acquisitions of shares of Common Stock by CL Associates and FSNL. Additionally, under the Stockholders' Agreement, FSNL is afforded certain "tag-along" rights (the "Tag Along Arrangements") exercisable by it upon a sale of shares by CL Associates. CL Associates may also require FSNL to sell its shares to a third party offering to purchase all of CL Associates' and FSNL's shares of Common
   Stock (the "Drag Along Arrangements"). CL Associates and FSNL have informed the Company that they intend to amend the Stockholders' Agreement in connection with the Rights Offering to provide that the shares purchased by them in the Rights Offering will not be subject to the Transfer Restrictions, Tag Along Arrangements or Drag Along Arrangements, but will be subject to the Voting Arrangements.

 . Results for the Fourth Quarter ended December 31, 1996: The Company reported hotel revenue of $26.2 million, and total revenue of $26.9 million resulting in a net loss for the three month period of $(14.5) million, or $(1.47) per share. Included in the loss were $(2.2) million in non-cash provisions for losses on gaming assets, a charge of $(9.5) million for cancellation of a corporate services agreement with HFS, and an additional $(.8) million charge for the Company's termination of its San Diego Harbor Island Travelodge franchise agreement in connection with the planned conversion of that hotel to a Hilton franchise.

                                BACKGROUND

  The Company's original gaming business was conducted as a division of HFS from August 1993 until September 1994, when the Company was formed as National Gaming Corp., a Delaware corporation and a wholly owned subsidiary of HFS created for the purpose of carrying on that business. In November 1994, the Company became an independent public company when HFS distributed all of the outstanding shares of the Company's Common Stock to the stockholders of HFS (the "Distribution"). In January 1996, the Company's name was changed to National Lodging Corp., and on August 8, 1996, the Company's name became Chartwell Leisure Inc. The Company's principal executive offices are located at 605 Third Avenue, New York, New York 10158, and its telephone number is
(212) 692-1400. Unless the context otherwise requires, all references in this Prospectus to the Company include the Company, its subsidiaries and their respective predecessors, and references to "hotels" include both hotels and motels.

                          THE RIGHTS OFFERING

Rights.............       Each record holder (a "Rights Holder") of Common
                          Stock at the close of business on February , 1997
                          (the "Record Date") will receive .23 transferable subscription rights ("Rights") for each share of Common Stock held on the Record Date. The number of Rights issued by the Company to a Rights Holder will be rounded up to the nearest whole number. Each Right will entitle the Rights Holder to purchase from the Company one share of Common Stock for a cash price of $14.00 (the "Subscription Price") on the terms and subject to the conditions of the offering. The distribution of Rights and sale of shares of Common
                          Stock upon the exercise of Rights are referred to as the "Rights Offering." An aggregate of approximately
                          2,413,356 Rights will be distributed pursuant to the Rights Offering. After March , 1997 (the "Expiration
                          Date"), the Rights will no longer be exercisable and will have no value. Rights Holders are strongly urged either to exercise or to sell their Rights prior to the Expiration Date.

Record Date........       February  , 1997.

Expiration Date....       March , 1997, 5:00 p.m., New York City time, unless
                          terminated or extended by the Board of Directors of the Company, in its sole discretion.Basic Subscription
                          Rights Holders are entitled to purchase, at the

Privilege..........       Subscription Price, one share of Common Stock for
                          each whole Right held (the "Basic Subscription
                          Privilege"). See "The Rights Offering--Subscription
                          Privileges--Basic Subscription Privilege."

Oversubscription          Each Rights Holder who elects to exercise the Basic
Privilege..........       Subscription Privilege in full also may subscribe at
                          the Subscription Price for up to one additional share of Common Stock (the "Excess Shares") for each share of Common Stock purchased by the Rights Holder pursuant to the Basic Subscription Privilege (the
                          "Oversubscription Privilege"), to the extent shares of Common Stock have not been purchased pursuant to the Basic Subscription Privilege, subject to proration and reduction by the Company under certain circumstances.

                          There can be no assurance that there will be Excess Shares sufficient to satisfy all exercises of the Oversubscription Privilege. If an insufficient number of Excess Shares is available to satisfy fully all exercises of the Oversubscription Privilege, then the Excess Shares will be prorated among Rights Holders who exercise their Oversubscription Privilege based upon the respective numbers of shares of Common Stock for which each such Rights Holder subscribes pursuant to the Basic Subscription Privilege. See "The Rights Offering--Subscription Privileges--Oversubscription
                          Privilege."

Subscription Price......  $14.00, in cash, for each share of Common Stock.

Procedure for             The Basic Subscription Privilege may be exercised and
Exercising Rights.......  the Oversubscription Privilege may be subscribed for by properly completing the Subscription Certificate evidencing the Rights (a "Subscription

                          Certificate") and forwarding such Subscription Certificate (or following the Guaranteed Delivery Procedures (as defined below)), with payment of the Subscription Price for each share of Common Stock purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege, to the Subscription Agent (as defined below) for receipt by the Subscription Agent on or prior to the Expiration Date. If the mail is used to forward Subscription Certificates, it is recommended that insured, registered mail be used. If time does not permit a Holder of a Right to deliver its Subscription Certificate to the Subscription Agent on or before the Expiration Date, such Holder should make use of the Guaranteed Delivery Procedures described under "The Rights Offering--Exercise of Rights."

                          If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or money order.

                          A Right may not be exercised in part and fractional Rights will not be issued.

                          If the aggregate Subscription Price paid by an exercising Rights Holder is insufficient to purchase the number of shares of Common Stock that such holder indicates on the Subscription Certificate are being purchased or subscribed for, or if no number of shares of Common Stock to be purchased or subscribed for is specified, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege to purchase shares of Common Stock to the full extent of the payment tendered. If the aggregate Subscription Price paid by an exercising Rights Holder exceeds the amount necessary to purchase the number of shares of Common Stock for which the Rights Holder has indicated on the Subscription Certificate an intention to purchase, then the Rights Holder will be deemed to have subscribed pursuant to the Oversubscription Privilege to the full extent of the excess payment tendered. If any Rights Holder is allocated a fewer number of shares than such Rights Holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that holder will be returned with interest. See "The Rights Offering--Exercise of Rights."

No Revocation......    Once a Rights Holder has exercised the Basic
                          Subscription Privilege or subscribed for the Oversubscription Privilege, such exercise or subscription may not be revoked by such Rights Holder. See "The Rights Offering--No Revocation."

Shares of Common Stock
Outstanding After the
Rights Offering....

                          Assuming the Rights Offering is fully subscribed for, the Company will have approximately 12,607,206 shares outstanding after the Rights Offering, based on 10,492,850 shares outstanding immediately prior to the consummation of the Rights Offering, and assuming no exercise by Brahman of the Rights it receives in respect of its shares of Common Stock.


Transferability of        The Rights are freely transferable and will be quoted
Rights.............    on the Nasdaq National Market under the trading
                          symbol "CHRTR" until the close of business on the last trading day prior to the Expiration Date. Any transfer of Rights will be deemed a transfer of both the Basic Subscription Privilege and the Oversubscription Privilege. The Subscription Agent will endeavor to sell Rights for Rights Holders who have so requested and have delivered one or more
                          Subscription Certificate(s) evidencing such Rights, with the instruction for sale included thereon properly executed, to the Subscription Agent by 5:00
                          p.m., New York City time, on or before March  , 1997
                          (three business days prior to the Expiration Date).
                          There can be no assurance, however, that any market for Rights will develop, or that the Subscription
                          Agent will be able to sell any Rights for Holders. If less than all sales orders received by the Subscription Agent can be filled, sales proceeds will be prorated among the Holders based upon the number of Rights each has instructed the Subscription Agent to sell during the term of the Rights Offering, irrespective of when during such period the instructions are received by the Subscription Agent.
                          See "The Rights Offering--Method of Transferring
                          Rights."

Amendments and            The Rights Offering may be extended, and its terms
Termination........    and conditions amended by the Company, at the
                          Company's option. If the Company amends the terms of the Rights Offering, a new definitive Prospectus will be distributed to all Rights Holders who had previously exercised Rights and to all Rights Holders of record on the date of such amendment, together with a form on which each exercising Rights Holder can consent to the amended terms. Any Rights Holder who has previously exercised any Rights, or who exercises Rights within four (4) business days after the mailing of the new definitive Prospectus, and who does not so consent within ten (10) business days after the mailing of the definitive Prospectus and form of consent, will be deemed to have canceled such exercise and the Company will refund as soon as practicable the full amount of the Subscription Price paid by such Rights Holder, with interest. Any completed Subscription Certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

                          The Company may terminate the Rights Offering at any time prior to delivery of the shares of Common Stock. See "The Rights Offering--Amendments and Termination."

Persons Holding Shares,
or Wishing to Exercise
Rights, Through
Others.............

                          Persons holding shares of Common Stock, and receiving the Rights distributable with respect to such shares, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates of Common Stock personally who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect the transactions for them. See "The Rights Offering--Exercise of Rights."

Issuance of Common        Certificates representing shares of Common Stock
Stock..............       purchased pursuant to the Basic Subscription
                          Privilege or the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected. See "The Rights Offering--Subscription
                          Privileges."

Use of Proceeds....       The net proceeds available to the Company from the
                          Rights Offering will be approximately $28.4 million.
                          The Company currently plans to use such net proceeds from the Rights Offering, together with available cash, for general corporate purposes. In addition, all or a portion of the proceeds may be used to fund the construction of Hilton Garden Inns under the Company's alliance with Hilton, to fund the Company's
                          Mexican joint venture and to fund the redevelopment of the Company's existing hotels. At the present time, the Company has not determined a specific use for the proceeds. See "Use of Proceeds."

Subscription Agent......  ChaseMellon Shareholder Services, L.L.C.

Information Agent.......  Any questions regarding the Rights Offering, including the procedure for exercising Rights, and requests for additional copies of this Prospectus, the Subscription Certificate or the notice of guaranteed delivery should be directed to ChaseMellon Shareholder Services, L.L.C. (the "Information Agent") at (800) 414-2879.

Nasdaq National Market
Symbol for Common
Stock..............
                          CHRT

Nasdaq National Market
Symbol for Rights.......
                          CHRTR

                               RISK FACTORS

  Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

EXPANSION RISKS

  The Company's strategy includes increasing the number of its hotels through the acquisition and the redevelopment of existing hotels and development of new hotels. The Company's ability to expand depends on a number of factors, including the selection and availability of suitable locations at acceptable prices, the hiring and training of sufficiently skilled management and personnel and the availability of financing. There can be no assurance that financing, or desirable locations for acquisitions or new development, will be available or, if available, will be on terms acceptable to the Company.

  Acquisition Risks: Expansion by acquisition of hotels entails risks that investments will fail to perform in accordance with expectations and that the anticipated costs of renovation or conversion will prove inaccurate, as well as general investment risks associated with any new real estate investment. In connection with acquired properties, the Company will incur additional costs relating to renovation and, if applicable, rebranding activities and operating expenses, which could adversely affect the Company's financial performance.

  Development Risks: Expansion by development of new hotels is subject to a number of risks, including site acquisition cost and availability, risks of construction delay, inclement weather and labor or material shortages or cost overruns, risks that properties will not achieve anticipated occupancy levels or sustain expected room rate levels and commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations, which in each case could adversely affect the Company's financial performance. Newly opened hotels generally begin with lower occupancy and room rates and improve those rates over time.

  Redevelopment Risks: The redevelopment of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including receipt of regulatory approvals, inclement weather and labor or material shortages) and market or site determination after acquisition or renovation. The operations at the hotels under redevelopment can be substantially curtailed during portions of the redevelopment activity.

  There can be no assurance that the Company's expansion strategy will be implemented successfully. The Company's inability to successfully implement its expansion plans would limit the Company's ability to increase its revenue base. Furthermore, there can be no assurance that suitable hotel acquisition candidates or development sites will be located, that hotel acquisitions can be consummated successfully or that acquired or developed hotels can be operated profitably or integrated successfully into the Company's operations.

LODGING INDUSTRY RISKS

  The lodging industry in general may be adversely affected by such factors as changes in national and regional economic conditions (particularly in geographic areas in which the Company has a high concentration of hotels), changes in local market conditions, oversupply of hotel space or a reduction in local demand for rooms and related services, competition in the hotel industry, changes in interest rates, the availability of financing and other factors relating to the operation of hotels.

  Operating Risks: Operating factors affecting the Company and the lodging industry generally include (i) competition from other hotels, motels and recreational properties, (ii) demographic changes, (iii) the recurring need for renovations, refurbishment and improvements of hotels and increased expenses related to hotel security, (iv) restrictive changes in zoning and similar land use laws and regulations, or in health, safety, disability and environmental laws, rules and regulations, (v) changes in government regulations that influence or determine wages, prices or construction costs,
(vi) changes in the characteristics of hotel locations, (vii) the inability to secure property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable costs, (viii) changes in real estate tax rates and other operating costs, (ix) changes or cancellations in local tourist, athletic or cultural events, (x) changes in travel patterns that may be affected by increases in transportation costs or gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways, (xi) increases in operating expenses and litigation as a result of injuries to guests, and (xii) changes in brand identity and reputation. Unexpected or adverse changes in any of the foregoing factors could have a material adverse effect on the Company's business, assets, financial condition or results of operations.

  Cyclicality: The hotel industry is subject to periods of cyclical growth and downturn. In the past, the hotel industry has experienced cyclical downturns resulting from, among other things, overbuilding in the industry and sluggish general economic conditions in the United States. There can be no assurance that downturns or prolonged adverse conditions in the hotel industry, in real estate or capital markets or in national or local economics will not have a material adverse impact on the Company. In addition, the Company's hotels are located throughout the United States and Canada, but the Company has a geographic concentration of hotels in the State of California. As a result, the Company's cash flow may be affected by economic conditions and demand for hotel rooms within the State of California.

  Seasonality: The hotel industry is seasonal in nature. Room occupancy rates at the Company's hotels are affected by normally recurring seasonal patterns and, in most locations in the United States and Canada, are higher in the late spring through early fall months (May through October) than during the balance of the year, with the lowest occupancy rates occurring in the first quarter of the year. As a result, the Company expects to experience seasonal lodging revenue patterns similar to the hotel industry with the summer months, due to the increase in leisure travel, producing a higher revenue than in other periods during the year.

IMPORTANCE OF FRANCHISOR RELATIONSHIPS

  Substantially all of the Company's hotels are operated under the Travelodge brand name pursuant to franchise agreements with affiliates of HFS. The Company expects that substantially all of the hotels that it acquires or develops in the future will be operated under hotel brands franchised by major hotel franchisors. While the Company believes that franchise arrangements offer the Company competitive advantages over nonfranchised lodging properties, the value of a brand name under which the Company's hotels operate and, as a result, the Company's business as a whole, could be adversely affected by a number of factors relating to the franchisor of that brand over which the Company has no control. These risks include the general reputation of the brand and the success of the franchisor's marketing efforts. In addition, pursuant to the terms of an applicable franchise agreement, a franchisor can terminate the agreement if, among other things, its quality standards are not maintained or if payments due are not made in a timely fashion. If any of the franchise agreements were terminated by the franchisor, the Company could explore entering into a franchise agreement with another franchisor. There can be no assurance, however, that a desirable replacement relationship would be available.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company has begun to expand its hotel operations in Mexico and Canada. As a result, the Company's operations may be affected adversely as a result of political changes or instability, general economic conditions, the imposition of regulations relating to the ownership of hotel properties or real estate or the franchising of hotel properties, the imposition of taxes, and other charges on international business activities, in Mexico or Canada, and the fluctuations in the value of the U.S. dollar against the Canadian dollar or the Mexican peso, as the case may be, or restrictions on international currency transactions.

RISKS OF NEW MANAGEMENT TEAM

  The Company's senior management team, including the Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer, have been appointed only recently and have had only a limited opportunity to work as a management team. As a result, there can be no assurance that the Company's management team will be successful in managing the operations of the Company or be able to effectively implement the Company's business and expansion strategy.

RELIANCE ON CURRENT MANAGEMENT

  Although the Company's management team includes individuals with substantial experience in operating, managing, developing and acquiring hotels and real estate properties, the Company relies upon the services and expertise of Richard L. Fisher, the Company's Chairman and Chief Executive Officer, Martin
L. Edelman, a Director and the Company's President, Ronald E. Jackson, its Chief Operating Officer and Kenneth J. Weber, its Chief Financial Officer. The occurrence of any event which would cause the Company to lose the services of any of Messrs. Fisher, Edelman, Jackson or Weber could have a material adverse effect on the Company. The Company has purchased $5 million key-man life insurance policies covering each of Messrs. Fisher and Edelman, and $2 million key-man life insurance policies covering each of Messrs. Jackson and Weber. There is no assurance, however, that the Company will continue to maintain such insurance policies in effect or that any proceeds thereof would be sufficient to compensate the Company for the loss of services of any of Messrs. Fisher, Edelman, Jackson or Weber. In addition to the substantial amounts of time that Messrs. Fisher and Edelman devote to the Company's business activities, both Messrs. Fisher and Edelman engage in other business activities. Neither Mr. Fisher nor Mr. Edelman has an employment agreement with the Company.

RELATIONSHIP WITH HFS

  In addition to the Company's relationship with HFS as the franchisor of the Travelodge brand name under which substantially all of the Company's hotels operate, $75 million of the Company's borrowings under its Credit Facility among the Company, Chartwell Canada Corp., which is a subsidiary of the Company, the Chase Manhattan Bank, as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and the Banks (as defined therein) from time to time parties thereto (the "Credit Facility") are currently guaranteed by HFS. The amount and availability of the Credit Facility could be adversely affected by adverse changes in the financial condition of HFS.

CONFLICTS OF INTEREST

  Three members of the Company's Board of Directors also serve as directors of HFS. This commonality of directors could result in various conflicts of interest with respect to the administration of the ongoing relationships between HFS and the Company. In particular, conflicts may arise with respect to various agreements, such as franchise agreements, entered into between the Company and HFS. No assurance can be given that all conflicts will be resolved in favor of the Company and its stockholders.

RISKS ASSOCIATED WITH OWNING REAL ESTATE

  The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, civil unrest, acts of God, including earthquakes, flooding and other natural disasters (which may result in uninsured losses), acts of war and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, which means that the ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions may be limited. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of the Company's investment.

RISK OF EXPIRATION OF GROUND LEASES

  Approximately 67% of the Company's hotels are located on property covered by ground leases with unaffiliated third parties. Although the Company intends to attempt to obtain renewals of the ground leases or the purchase of the real property from the lessor when it considers renewal or purchase to be advantageous, there can be no assurance that the Company will be able to do so. The Company's failure to renew these ground leases or purchase the real property from the lessor could adversely affect the Company's financial performance.

COMPETITION

  The hotel industry is highly competitive. The success of a hotel in its market, in large part, is dependent upon its ability to compete in such areas as reasonableness of room rates, quality of accommodations, service level and convenience of location. The Company's hotels compete with existing hotel facilities in their geographic markets, as well as future hotel facilities that may be developed in proximity to the existing hotels. The Company's hotels generally operate in areas that contain numerous competitors. The Company's hotels compete with numerous other hotels, motels and other lodging establishments in their market areas. Chains such as Days Inn and Howard Johnson, both of which are franchised by HFS, Comfort Inns, Fairfield Inns, Hampton Inns, La Quinta, Motel 6 and Red Roof Inns are direct competitors of the Company's limited-service Travelodge brand hotels and Ramada, Holiday Inn and Quality Inns are direct competitors, of the Company's full-service hotels. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would adversely affect the operations of those hotels. There can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services or amenities or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's operations. In addition, some of the Company's competitors have a larger network of locations and greater resources than the Company. These competitors may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the geographic proximity of its investments. Competition may generally reduce the number of suitable hotel acquisition opportunities offered to the Company and increase the bargaining power of property owners seeking to sell, which could adversely affect the Company's financial performance.

CONTROL BY PRINCIPAL STOCKHOLDERS

  CL Associates and FSNL have informed the Company that they intend to exercise their Basic Subscription Privilege in full. After consummation of the Rights Offering and the exercise by CL Associates and FSNL of their Basic Subscription Privilege, CL Associates and FSNL will beneficially own approximately 6,033,064 shares of the Company's Common Stock, representing approximately 47.9% of the outstanding shares of Common Stock, and will have voting and investment power with respect to such stock. Accordingly, CL Associates and FSNL will retain effective control, subject to the terms of the Amended and Restated Stock Purchase Agreement, dated as of March 14, 1996, by and among CL Associates, FSNL and the Company (the "CL Associates/FSNL Stock Purchase Agreement"), over the election of Directors of the Company and most corporate actions, as well as the outcome of most issues submitted to the Company's stockholders. Certain conflicts of interest may arise between CL Associates, FSNL and their affiliates and the Company. Such conflicts could arise with respect to business dealings between CL Associates, FSNL and their affiliates and the Company and other corporate matters. However, pursuant to the CL Associates/FSNL Stock Purchase Agreement, CL Associates and FSNL have agreed to certain limitations on their activities and certain limits on the exercise of their control over the Company.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Rights Offering, if the Rights Offering is fully subscribed (other than by Brahman which has agreed not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering), the Company will have outstanding an aggregate of approximately 12,607,206 shares of Common Stock (based on the number of shares outstanding as of February 6, 1997), assuming no exercise of outstanding options. Of the total outstanding shares of Common Stock, the 2,114,356 shares of Common Stock sold in the Rights Offering, if it is fully subscribed (other than by Brahman which has agreed not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering), will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below). In addition, of the 6,033,064 shares of Common Stock held by CL Associates and FSNL after the full exercise by CL Associates and FSNL of their Basic Subscription Privilege in the Rights Offering, the 1,128,134 shares purchased by CL Associates and FSNL in the Rights Offering will be immediately eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, 904,930 of the shares of Common Stock held by them will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, in December 1997, and the remaining 4,000,000 shares of Common Stock held by them will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, in August 1998, but the sale of those 4,000,000 shares in the public market will be not be permitted until August 1999 by the terms of the CL Associates/FSNL Stock Purchase Agreement. The 1,000,000 shares of Common Stock purchased by Brahman in the Brahman Private Placement are subject to a "lock up" agreement with the Company under which those shares will not be permitted to be sold, transferred or otherwise disposed of by them until August 1, 1997. The Company is obligated to register all of the shares of Common Stock purchased by Brahman in the Brahman Private Placement and expects to be obligated to register all the shares of Common Stock purchased by Baron in the Baron Private Placement by May 1, 1997. As a result, at the conclusion of the Brahman lock-up period and shortly after the close of the Baron Private Placement, the shares purchased in the Brahman Private Placement and the Baron Private Placement may be sold in the public market. See "Shares Eligible for Future Sale." No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the shares of Common Stock from time to time. The sale of substantial amounts of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

REGULATORY RISKS

  The lodging industry is subject to numerous federal, state and local government regulations, including building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although the Company has taken actions to comply with the ADA, no assurance can be given that a material ADA claim will not be asserted against the Company. These and other initiatives could adversely affect the Company, as well as the lodging industry in general. The Company is also subject to dramshop statutes or equivalent common law in some jurisdictions that give an injured person the right to recover damages from any establishment that wrongfully served alcoholic beverages to an intoxicated person who causes the injury. The Company believes that its insurance coverage with respect to any such liquor liability is adequate. The Company has hotels that are subject to alcohol sales regulations and/or dramshop statutes in Canada and the following states: California, Florida, Georgia, New Jersey, New York, Oregon, Pennsylvania and Texas.

DIVIDEND POLICY

  The Company has never paid any dividends on the Common Stock and does not anticipate paying dividends on the Common Stock in the foreseeable future. In addition, the Company's Credit Facility prohibits the payment of dividends on the Common Stock. See "Dividend Policy."

ENVIRONMENTAL MATTERS

  Various United States Federal, state and local, Canadian and Mexican laws and regulations impose liability on present and former real property owners and operators for the cost of cleaning up or removing contamination caused by hazardous or toxic materials. Under certain of these laws and regulations, liability may be imposed without regard to fault or legality of the original actions, and may be joint and several with other responsible parties. Consequently, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. The presence of contamination at, adjacent to or near, a property also can affect the valuation of that property or the ability of the owner to sell, lease or obtain financing for the property and may in certain circumstances form the basis for liability to third persons for personal injury or other damages. Some of the Company's hotels are located on or near properties, such as gasoline stations, on which activities have been conducted which have or may have released petroleum products or other hazardous substances into the soil or groundwater. The Company is aware of soil contamination, which the Company believes was caused by unrelated third parties, at several of its hotel sites in the United States and Canada. The Company has not received any notices of liability in connection with such contamination. Based on its present knowledge, the Company does not believe that environmental matters are likely to have a material adverse effect on the Company's business, assets, financial condition or results of operations. However, due to the absence of complete information, possible future changes in laws and regulations, possible future changes in the condition of the Company's properties, and other factors, no assurance can be given that environmental matters will not have a material adverse effect on the Company's business, assets, financial condition or results of operations.

DIVESTITURE AND LOSS OF VOTING RIGHTS

  Because the Company was formerly engaged in investing in casino gaming activities, the Company's certificate of incorporation includes provisions that may have the effect of permitting the Company to redeem or require a stockholder of the Company to divest its shares of Common Stock or forfeit its voting rights in certain circumstances where such stockholder's ownership of Common Stock would adversely affect the Company's ability to secure requisite gaming-related approvals or comply with certain other governmental requirements. These provisions may be waived with the consent of the Company's Board of Directors. See "Description of Capital Stock."

UNCERTAIN MARKET FOR RIGHTS; MARKET CONDITIONS; MARKET CONSIDERATIONS

  Because the Rights are new securities, the trading market for the Rights may be volatile. Moreover, there can be no assurance that a market for the Rights will develop or as to the price at which the Rights will trade.

  The Subscription Price of the Rights has been determined by the Board of Directors of the Company and represents a discount to the market price of the Common Stock at the date of this Prospectus. However, there can be no assurance that the market price for the Common Stock will not decline during the subscription period or that, following the Expiration Date, a subscribing Rights Holder will be able to sell shares of Common Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. When made, the election of a Rights Holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights Holders may not be able to sell the Common Stock that they have purchased in the Rights Offering. Certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege or the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected. No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of shares of Common Stock acquired upon exercise of Rights.

IMPACT OF RIGHTS OFFERING ON HOLDERS OF COMMON STOCK; DILUTION

  The Rights entitle the holders of shares of Common Stock to purchase shares of Common Stock at a price below the prevailing market price of the Common Stock immediately prior to the commencement of the Rights

Offering. Holders of shares of Common Stock who exercise their Rights will preserve their proportionate interest in their equity ownership and voting power of the Company on a fully-diluted basis. Rights Holders who do not exercise their Basic Subscription Privilege will, and Rights Holders who do not exercise their Oversubscription Privilege may, experience a decrease in their proportionate interest in the equity ownership and voting power of the Company. The sale of the Rights may not compensate a holder for all or any part of the reduction in the market value of such stockholder's shares of Common Stock, if any, resulting from the Rights Offering. Stockholders who do not exercise or sell their Rights will relinquish any value inherent in the Rights.

  Assuming all of the Rights are exercised (other than by Brahman which has agreed not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering) and based on 10,492,850 shares of Common Stock outstanding on February 6, 1997 the consummation of the Rights Offering would result (on a pro forma basis as of such date) in an increase of approximately 2,114,356 shares of Common Stock. CL Associates and FSNL own approximately 46.75% of the Common Stock as of such date on a fully diluted basis and have informed the Company that they intend to exercise the Rights they receive through the Basic Subscription Privilege in full. Assuming that all of the holders of the Rights exercise such Rights and that CL Associates and FSNL exercise the Rights they receive through the Basic Subscription Privilege in full and do not exercise the Rights they receive through the Oversubscription Privilege, CL Associates and FSNL would own 47.85% of the Common Stock of the Company after the Rights Offering on a fully diluted basis. Assuming that no Rights are exercised by the holders thereof but that CL Associates and FSNL exercise their Basic Subscription Privilege but do not exercise their Oversubscription Privilege, CL Associates and FSNL would own 51.92% of the Common Stock after the Rights Offering on a fully diluted basis.

                           THE RIGHTS OFFERING

THE RIGHTS

  The Company is distributing transferable subscription rights ("Rights") to the record holders ("Rights Holders") of its outstanding Common Stock as of the close of business on February , 1997 (the "Record Date"). The Company will distribute, at no cost to the record holders, .23 Rights for each share of Common Stock held on the Record Date. An aggregate of approximately 2,413,356 Rights will be distributed pursuant to the "Rights Offering." Rights will be evidenced by transferable subscription certificates ("Subscription Certificates"), which are being distributed to each Rights Holder contemporaneously with the delivery of this Prospectus. Commencement of the Rights Offering is subject to receipt of a waiver by the Company's bank lenders under its Credit Facility to permit the distribution of the Rights.

  No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number. No Subscription Certificate may be divided in such a way as to permit the holders of Common stock to receive a greater number of rights than the number to which such Subscription Certificate entitles its holder, except that a depository, bank, trust company, and securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent (defined below), exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

  Because the number of Rights distributed to each stockholder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of such shares might receive more Rights under certain circumstances than beneficial owners of Common Stock who are not the record holders of their shares and who do not obtain (or cause the record owner of their shares of Common Stock to obtain) a separate Subscription Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of Common Stock or beneficial owners of Common Stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege and Oversubscription Privilege described below.

  CL Associates and FSNL, which beneficially own approximately 46.75% of the Common Stock (based on 10,492,850 shares of outstanding Common Stock as of February 6, 1997), have informed the Company that they intend to exercise the Rights they receive through the Basic Subscription Privilege. If no holder of Rights other than CL Associates and FSNL exercises its Rights, and if CL Associates and FSNL fully exercise the Basic Subscription Privilege, then approximately 46.75% of the Rights distributed by the Company will be exercised, and CL Associates and FSNL's beneficial ownership in the Company would increase to 51.92%, assuming CL Associates and FSNL do not exercise the Rights they receive through the Oversubscription Privilege.

  Brahman, which may be deemed to own beneficially on behalf of its investment advisory client accounts 12.39% of the Common Stock, has agreed not to exercise or transfer any of the approximately 299,000 Rights that it receives through the Basic Subscription Privilege or the Oversubscription Privilege, and to allow such Rights to expire unexercised.

  The Rights will expire at 5:00 p.m., New York City time, on March , 1997 ("Expiration Date"). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the "Guaranteed Delivery Procedures" described below.

SUBSCRIPTION PRIVILEGES

 Basic Subscription Privilege

  Stockholders of the Company will receive .23 Rights to purchase shares of Common Stock at the Subscription Price for each share of Common Stock held on the Record Date (the "Basic Subscription Privilege"). Each Right entitles the holder to purchase at the Subscription Price one share of Common Stock. Each Rights Holder is entitled to subscribe for all, or any portion of, the shares of Common Stock subject to Rights.

 Oversubscription Privilege

  Each Right also entitles any Rights Holder exercising the Basic Subscription Privilege in full to subscribe for up to one additional share of Common Stock for each share of Common Stock purchased pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege"), to the extent all shares have not been purchased pursuant to the Basic Subscription Privilege. Only Rights Holders who exercise all of the Rights pursuant to the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege.

  Shares of Common Stock will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any shares of Common Stock are not subscribed for through the Basic Subscription Privilege. If the shares of Common Stock not subscribed for through the Basic Subscription Privilege (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among the Rights Holders exercising the Oversubscription Privilege in proportion to the number of shares of Common Stock a Rights Holder exercising the Oversubscription Privilege has subscribed for pursuant to the Basic Subscription Privilege.

  Banks, brokers and other nominee Rights Holders who exercise the Basic Subscription Privilege and subscribe pursuant to the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the subscription pursuant to the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Common Stock that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

SUBSCRIPTION PRICE

  The Subscription Price is $14.00 per share of Common Stock.

EXERCISE OF RIGHTS

  Rights may be exercised by delivering to ChaseMellon Shareholder Services, L.L.C. (the "Subscription Agent") at the addresses specified below, on or prior to the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any signatures guaranteed as required, together with payment in full of the Subscription Price for each share of Common Stock purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege. Payment may be made only by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to ChaseMellon Shareholder Services, L.L.C., as Subscription Agent. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check or (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or money order. All funds received in payment of the Subscription Price will be held by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency of the United States or money market mutual funds investing in such instruments.

  Subscription Certificates and payment of the Subscription Price or, if applicable, Notices of Guaranteed Delivery or DTC Participant Oversubscription Subscription Forms (each, as defined below) should be delivered to the Subscription Agent at the following addresses for the Subscription Agent set forth below.

  If a Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate or Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

    (i) such holder has caused payment in full to the Subscription Price for each share of Common Stock being purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

    (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), which has been distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., from a commercial bank or trust company having an office or correspondent in the United States, or from a financial institution acceptable to the Subscription Agent (each an "Acceptable Institution"), stating the name of the exercising Rights Holder, the number of Rights represented by the Subscription Certificate or Subscription Certificates held by such exercising Rights Holder, the number of shares of Common Stock being purchased pursuant to the Basic Subscription Privilege and the number of shares of Common Stock, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate evidencing such Rights within five trading days on the Nasdaq National Market following the date of the Notice of Guaranteed Delivery; and

    (iii) the properly completed Subscription Certificate(s), with any required signatures guaranteed, evidencing the Rights being exercised, with any required guaranties, is received by the Subscription Agent within five trading days on the Nasdaq National Market following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by facsimile transmission at the facsimile number set forth below. Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent or the Information Agent, whose address and telephone number is set forth below.

  If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment delivered by the Rights Holder, and to the extent that the aggregate Subscription Price payment delivered by the Rights Holder exceeds the product of (a) the Subscription Price and (b) the number of Rights evidenced by the Subscription Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will be deemed to have subscribed pursuant to the Oversubscription Privilege to purchase, to the extent available, that number of whole Excess Shares equal to the quotient of (i) the Subscription Excess and (ii) the Subscription Price, for up to one additional share of Common Stock for each share of Common Stock such Rights Holder would be entitled to purchase pursuant to the Basic Subscription Privilege.

  Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of such remaining Shares. If a Rights Holder subscribing pursuant to the Oversubscription Privilege is allocated less than all of the shares of

Common Stock which such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned promptly after the Expiration Date by mail, with interest at the rate earned on such funds.

  Unless a Subscription Certificate (i) provides that the shares of Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holder of such Rights or (ii) is submitted for the account of an Acceptable Institution, signatures on such Subscription Certificate must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Inc. Medallion Signature Program.

  Persons who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owners' instructions.

  The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

  THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights or subscriptions pursuant to the Oversubscription Privilege will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right or subscription pursuant to the Oversubscription Privilege. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur nay liability for failure to give such notification.

  Any questions or requests for assistance concerning the method of exercising Rights or subscribing pursuant to the Oversubscription Privilege or requests for additional copies of this Prospectus or the Notice of Guaranteed Delivery should be directed to the Information Agent, ChaseMellon Shareholder Services, L.L.C., Inc., at its addresses set forth under "Information Agent."

NO REVOCATION

  ONCE A RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR SUBSCRIBED PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

METHOD OF TRANSFERRING RIGHTS

  The Rights will be quoted on the Nasdaq National Market under the trading symbol CHRTR and may be purchased or sold through usual investment channels, including banks and brokers. Trading in Rights will cease on the close of business of the Nasdaq National Market trading day preceding the Expiration Date.

  The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificates evidencing the balance of the Rights will be issued to the Rights Holder or, if the Rights Holder so instructs, to an additional transferee.

  The Rights evidenced by a Subscription Certificate also may be sold, in whole or in part, through the Subscription Agent by delivering to the Subscription Agent such Subscription Certificate properly executed for sale by the Subscription Agent. If only a portion of the Rights (but not fractional Rights) evidenced by a single Subscription Certificate is to be sold by the Subscription Agent, such Subscription Certificate must be accompanied by instructions setting forth the action to be taken with respect to the Rights that are not to be sold.

  Promptly following the Expiration Date, the Subscription Agent will send the Rights Holder a check for the net proceeds from the sale of such Rights. If the Rights can be sold, sales of such Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent for all Rights sold by it at the request of Rights Holders, less any applicable brokerage commissions, taxes and other direct expenses of sale. The Company will pay the fees charged by the Subscription Agent for effecting such sales. Order to sell Rights must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the third business day preceding the Expiration Date. If less than all sales orders received by the Subscription Agent can be filled, sales proceeds will be prorated among the Rights Holders based upon the number of Rights each has instructed the Subscription Agent to sell during such period, irrespective of when during such period the instructions are received by the Subscription Agent. The Subscription Agent's obligation to execute orders for the sale of Rights is subject to its ability to find buyers.

  Rights Holders of Common Stock wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. If time does not permit a transferee of a Right who wishes to exercise its Right to deliver its Subscription Certificate to the Subscription Agent on or before the Expiration Date, such transferee should make use of the Guaranteed Delivery Procedure described under "The Rights Offering--Exercise of Rights." Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

  Except for the fees charged by the Subscription Agent, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

PROCEDURES FOR DTC PARTICIPANTS

  The Company anticipates that the exercise of the Basic Subscription Privilege and the Oversubscription Privilege may be effected through the facilities of The Depository Trust Company ("DTC"). Rights exercised through DTC are referred to as "DTC Exercised Rights." The holder of a DTC Exercised Right may subscribe pursuant to the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to 5:00 p.m., New York City time on the Expiration Date, a DTC Participant Oversubscription Exercise Form, together with payment of the appropriate Subscription Price for the number of shares of Common Stock subscribed for pursuant to the Oversubscription Privilege. Copies of the DTC Participant Oversubscription Exercise Form may be obtained from the Information Agent at the address set forth below.

AMENDMENTS AND TERMINATION

  The Company reserves the right to extend the Expiration Date and to amend the terms and conditions of the Rights Offering. If the Company amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, and a new definitive Prospectus will be distributed to all Rights Holders who have previously exercised Rights and to holders of record of unexercised Rights on the date the Company amends such terms. In addition, all Rights Holders who have previously exercised Rights, or who exercise Rights within four (4) business days after the mailing of the new definitive Prospectus, will be provided with a form of Consent to Amended Rights Offering Terms, on which such Rights Holders can confirm their exercise of Rights and their subscriptions under the terms of the Rights Offering as amended by the Company; any Rights Holder who has previously exercised any Rights, or who exercises Rights within (4) business days after the mailing of the new definitive Prospectus, and who does not return such Consent within ten
(10) business days after the mailing of such Consent by the Company will be deemed to have canceled such Rights Holder's exercise of Rights, and the full amount of the Subscription Price theretofore paid by such Rights Holder will be returned promptly after the Expiration Date by mail, with interest at the rate earned on such funds. Any completed Subscription Certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

  The Company reserves the right at any time prior to delivery of the shares of Common Stock purchased in the Rights Offering to terminate the Rights Offering. Such termination would be effected by the Company by giving oral or written notice of such termination to the Subscription Agent and making a public announcement thereof. If the Rights Offering is so terminated, the Subscription Price will be returned promptly after the Expiration Date by mail, with interest at the rate earned on such funds. Neither the Company nor any selling Rights Holder will have any obligation to a purchaser of Rights, whether such purchase was made through the Subscription Agent or otherwise, in the event the Rights Offering is terminated.

SHARES NOT PURCHASED IN RIGHTS OFFERING

  Any shares of Common Stock remaining after exercise of the Basic Subscription Privilege and the Oversubscription Privilege will be retained by the Company and will not be offered to the public.

SUBSCRIPTION AGENT

  The Company has appointed ChaseMellon Shareholder Services, L.L.C. as Subscription Agent for the Rights Offering. The Subscription Agent's addresses, which are the addresses to which the Subscription Certificates and payment of the Subscription Price should be delivered, as well as the address to which a Notice of Guaranteed Delivery or DTC Participant Oversubscription Form must be delivered, and numbers are:

  Address if my mail:

    ChaseMellon Shareholder Services, L.L.C.

    Reorganization Department

    P.O. Box 798

    Midtown Station

    New York, N.Y. 10018

  Address if by hand or overnight courier:

    ChaseMellon Shareholder Services, L.L.C.

    Reorganization Department

    120 Broadway

    13th Floor

    New York, N.Y. 10271

  Facsimile Number:

    Facsimile (For Eligible Institutions Only)

    (201) 329-8936

    For Confirming Fax Only: (201) 296-4209 or (201) 296-4381

  The Company will pay the fees and expenses of the Subscription Agent and has agreed to indemnify the Subscription Agent from certain liability which it may incur in connection with the Rights Offering.

INFORMATION AGENT

  The Company has appointed ChaseMellon Shareholder Services, L.L.C. as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions, the Notice of Guaranteed Delivery or the DTC Participant Oversubscription Subscription Form may be directed to the Information Agent at the address and numbers below:

  Address:

    ChaseMellon Shareholder Services, L.L.C.

    Information Agent

    450 West 33rd Street, 15th Floor

    New York, New York 10001

  Telephone Number:

    (800) 414-2879

  The Company will pay the fees and expenses of the Information Agent and has agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights Offering.

NO BOARD RECOMMENDATION

  An investment in the Common Stock must be made pursuant to each Rights Holder's or prospective investor's evaluation of the investor's best interests. Accordingly, the Board of Directors of the Company makes no recommendation to any Rights Holder or prospective investor regarding the exercise of Rights.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes certain U.S. federal income tax considerations relevant to beneficial owners of Common Stock upon the issuance of Rights, and to Rights Holders upon the exercise, disposition or lapse of Rights. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This summary is addressed only to Rights Holders that hold Rights and any Common Stock as capital assets and does not discuss state, local or foreign tax consequences of the Rights Offering. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws, including banks, dealers in securities, life insurance companies, tax-exempt organizations, foreign taxpayers, and investors that hold their Common Stock or Rights as part of a "straddle" for federal income tax purposes or as part of an integrated investment.

  BENEFICIAL OWNERS OF COMMON STOCK AND RIGHTS HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RIGHTS OFFERING.

ISSUANCE OF RIGHTS

  Beneficial owners of Common Stock are not expected to recognize taxable income, for federal income tax purposes, in connection with the distribution of Rights. Pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company intends to so treat the distribution of Rights as a nontaxable distribution. If the Internal Revenue Service were to take a contrary position with respect to this matter, by deeming the distribution of Rights to constitute a taxable distribution, a person receiving a Right would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Right received, but only to the extent of the current and accumulated earnings and profits of the Company. To the extent the deemed distribution exceeds the current and accumulated earnings and profits of the Company, such excess would be treated first as a nontaxable recovery of adjusted tax basis in the Common Stock with respect to which the Right was distributed and then as gain from the sale or exchange of such Common Stock. A person's tax basis in a Right received in a taxable distribution would equal the fair market value of the Right as of the date of distribution of the Right.

BASIS AND HOLDING PERIOD OF RIGHTS

  Except as provided below, the basis of Rights received by a beneficial owner of Common Stock will be zero. If, however, either (i) the fair market value of the Rights on the date the Rights are issued is 15% or more of the fair market value (on the date of issuance) of the Common Stock with respect to which the Rights are received, or (ii) the beneficial owner elects, in its federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Common Stock to the Rights, then upon exercise or sale of the Rights, the Rights Holder's basis in such Common Stock will be allocated between such Common Stock and the Rights in proportion to the fair market values of each on the date the Rights are issued, except that, in either case, no allocation of basis will be made to the Rights if the Rights are not exercised or sold (e.g., the Rights expire unexercised). The holding period of a Rights Holder with respect to Rights received as a distribution on such Rights Holder's Common Stock will include the Rights Holder's holding period for the Common Stock with respect to which the Rights were distributed. In the case of a purchaser of Rights, the tax basis of the purchased Rights will be equal to the purchase price paid therefor, and the holding period for such Rights will begin on the day following the date of the purchase.

SALE OF RIGHTS

  Upon a sale or other taxable disposition of Rights, Rights Holders will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the Rights Holder's basis in such Rights. Such gain or loss will be capital gain or loss if gain or loss from a sale of Common Stock by the beneficial holder would be characterized as capital gain or loss at the time of such sale. Any such gain or loss will be long-term capital gain or loss if Rights are treated as held (under the holding period rules described above in "Basis and Holding Period of Rights") for more than one year at the time of such sale or other disposition. Any gain or loss recognized on a sale of Rights acquired by purchase will be short term capital gain or loss if Common Stock acquired through the exercise of such Rights would be a capital asset in the hands of the seller.

LAPSE OF RIGHTS

  Upon the lapse of any Rights received by Rights Holders, such Rights Holders will not recognize any gain or loss and, as indicated above, no allocation of basis in such Rights Holders' Common Stock will be made to the Rights. A purchaser of Rights will be entitled to a short term capital loss equal to its tax basis in the Rights upon a lapse of the Rights if Common Stock acquired through the exercise of such Rights would be a capital asset in the hands of the purchaser.

EXERCISE OF RIGHTS; BASIS AND HOLDING PERIOD OF THE COMMON STOCK ACQUIRED THROUGH EXERCISE

  Rights Holders will not recognize any gain or loss upon the exercise of Rights. The basis of the Common Stock acquired upon exercise of Rights will be equal to the sum of the Subscription Price therefor and the Rights Holder's basis in the Rights exercised. The holding period for the Common Stock acquired through exercise of Rights will begin on the day following the date the Rights are exercised.

                             USE OF PROCEEDS

  The net proceeds to be received by the Company from the Rights Offering depends on the number of Rights exercised. If all Rights are exercised, the Company expects the net proceeds available to it from the Rights Offering to be approximately $28.4 million after payment of related fees and expenses estimated to be $1.17 million. However, no assurance can be given that any or all of the Rights will be exercised. Therefore, the actual proceeds from the Rights Offering could be substantially lower.

  The Company currently plans to use the net proceeds from the Rights Offering, together with available cash, for general corporate purposes. In addition, all or a portion of the proceeds may be used to fund the construction of Hilton Garden Inns under the Company's alliance with Hilton, to fund the Company's Mexican joint venture and to fund the redevelopment of the Company's existing hotels. At the present time, however, the Company has not determined the specific use for the proceeds of the Rights Offering.

  Pending use, the net proceeds will be invested in short-term, interest bearing securities.

                       PRICE RANGE OF COMMON STOCK

  The Common Stock commenced trading on the NASDAQ National Market on November 14, 1994 under the symbol "NAGC." From January 1996 until August 8, 1996, the Common Stock traded under the symbol "NALC" and, since August 8, 1996, has traded under the symbol "CHRT." The following table sets forth for the periods indicated the high and low sale prices of the Common Stock as reported on the NASDAQ National Market.

                                                                 HIGH     LOW
                                                                ------- -------
1994
  Fourth Quarter (commencing November 14, 1994)................ $19 1/8 $ 9 1/2
1995
  First Quarter................................................ $14 1/4 $ 8 1/4
  Second Quarter...............................................   $11   $   8
  Third Quarter................................................ $10 1/2 $ 7 1/8
  Fourth Quarter............................................... $12 1/2 $ 8 1/2
1996
  First Quarter................................................ $14 3/4 $10 1/2
  Second Quarter............................................... $17 1/2   $13
  Third Quarter................................................ $18 1/2 $12 7/8
  Fourth Quarter............................................... $17 3/4 $11 1/2
1997
  First Quarter (through February 6, 1997)..................... $17 1/4 $11 7/8

  As of February 6, 1997, there were 142 holders of record of Common Stock. A recent reported last sale price of the Common Stock on the NASDAQ National Market is set forth on the cover of this Prospectus.

                              DIVIDEND POLICY

  The Company has never paid any dividends on the Common Stock, other than the dividend of the Rights in the Rights Offering. The Company expects to retain its earnings for the development and expansion of its business and the repayment of indebtedness and does not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividend policy will be determined by the Company's Board of Directors, and the payment of any dividend in the future will be based upon conditions then existing, including the Company's earnings, financial condition and capital requirements, as well as such economic and other factors as the Board of Directors may deem relevant at the time. In addition, the Company's Credit Facility prohibits the payment of dividends on the Common Stock.

                     STATE AND FOREIGN SECURITIES LAWS

  The Rights may not be exercised by any person, and neither this Prospectus nor any Subscription Certificate shall constitute an offer to sell or a solicitation of an offer to purchase any shares of Common Stock in any jurisdiction in which such transactions would be unlawful. The Company believes that any action required of the Company has been taken in all jurisdictions of the United States to permit exercises of the Rights and purchases of the Common Stock by the stockholders of the Company. No action has been taken in any jurisdiction outside the United States to permit offers and sales of the Rights or the Common Stock. Consequently, the Company may reject subscriptions pursuant to the exercise of Rights by any holder of Rights outside the United States, and the Company may also reject subscriptions from holders in jurisdictions within the United States if it should later determine that it may not lawfully issue shares to such holders, even if it could do so by qualifying the shares for sale or by taking other actions in such jurisdictions.

                              CAPITALIZATION

  The following table sets forth the pro forma capitalization of the Company as of September 30, 1996 as adjusted to give effect to the Canadian Acquisition and related borrowings which occurred on October 1, 1996, and as adjusted to give effect to the sale of 2,114,356 shares of Common Stock (which reflects Brahman's agreement not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering) pursuant to the Rights Offering at the Subscription Price and the application of the estimated net proceeds therefrom (after deduction of the estimated expenses of the Rights Offering). See "Use of Proceeds." For additional information, see other financial and statistical information included elsewhere as incorporated by reference in this Prospectus.

                                                   SEPTEMBER 30, 1996
                                             -------------------------------
                                             PRO FORMA  AS ADJUSTED(1)(2)(3)
                                             ---------  --------------------
                                                       (IN THOUSANDS)
Long-term debt.............................. $ 84,655         $ 84,655
Stockholders' equity:
  Preferred stock, $1.00 par value--
   10,000,000 authorized, none issued and
   outstanding..............................      --               --
  Common Stock, $.01 par value--100,000,000
   authorized; 9,467,750 issued and
   outstanding, 11,645,333 issued and
   outstanding, as adjusted(4)..............       95              116
  Additional paid-in capital................  161,521          190,816
  Accumulated deficit.......................  (35,874)         (35,874)
  Foreign currency translation adjustment...       86               86
                                             --------         --------
    Total stockholders' equity..............  125,828          155,144
                                             --------         --------
Total capitalization........................ $210,483         $239,799
                                             ========         ========

--------

(1) Assumes the issuance of 2,114,356 shares of Common Stock (which reflects Brahman's agreement not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering) pursuant to the Rights Offering. Also assumes the payment of expenses attributable to the Rights Offering estimated to equal approximately $1,170,000. The number of shares reserved for issuance upon exercise of the Rights will be dependent on the number of shares outstanding as of the Commencement of the Rights Offering, which is anticipated to be approximately 10,492,850 shares.

(2) Excludes 1,000,000 shares of Common Stock sold on January 31, 1997 in the Brahman Private Placement for total proceeds of $14 million before expenses.

(3) Excludes the results of the fourth quarter ended December 31, 1996 which resulted in a reported loss of $(14.5) million.

(4) Excludes an aggregate of 2,000,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan as of September 30, 1996, including 1,623,000 shares as to which options were then outstanding, of which 45,000 were exercisable on such date. Also excludes 398,480 shares reserved for issuance under HFS' 1992 Incentive Stock Option Plan as of September 30, 1996, including 398,480 shares as to which options were then outstanding, of which 308,720 were exercisable on such date. In November 1996, the number of shares reserved for issuance under the Company's Stock Option Plan was increased to 3,000,000 shares and options to purchase 514,000 shares of Common Stock were granted.

                       DESCRIPTION OF CAPITAL STOCK

  The following description summarizes certain information regarding the capital stock of the Company. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated Bylaws (the "Bylaws").

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $1.00 par value per share. Upon consummation of the Rights Offering, approximately 12,607, 206 shares of Common Stock will be issued and outstanding if the Rights Offering is fully subscribed (other than by Brahman which has agreed not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering). The Company has no shares of Preferred Stock issued and outstanding, nor will any shares of Preferred Stock be issued and outstanding upon consummation of the Rights Offering.

COMMON STOCK

  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors; consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election.

  Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are, and the shares to be sold in the Rights Offering when issued and paid for will be, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that the Company may issue in the future.

PREFERRED STOCK

  The Certificate of Incorporation authorizes the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine with respect to any such series of preferred stock (i) the designation of such series; (ii) the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative; (iii) the voting rights, if any, of shares of such series; (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for such series; (v) the rights and preferences of shares of such series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; and (vi) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets of liquidation.

  The provisions of any such series of preferred stock could have an adverse effect on the earnings of the Company available for dividends on the Common Stock and for other corporate purposes and on amounts distributable to the holders of Common Stock if the Company were liquidated. Such provisions may also include restrictions on the ability of the Company to pay dividends on, repurchase or redeem shares of Common Stock or other series of preferred stock.

DIVESTITURE AND LOSS OF VOTING RIGHTS

  The Certificate of Incorporation contains a provision (the "Gaming Provision") that provides that except as otherwise approved by the Company's Board of Directors, no stockholder who is a "Disqualified Stockholder" would be entitled to vote, directly or indirectly, any shares of the Company's capital stock beneficially owned by such stockholder on any matter. A "Disqualified Stockholder" is defined as any stockholder who (i) owns beneficially five percent or more of the outstanding capital stock of the Company and has not fully cooperated with the Company and/or any regulatory gaming authority with respect to providing information or complying with other similar requests, (ii) is required by any gaming authority to be qualified with respect to any of the Company's or its subsidiaries' gaming licenses or authorizations (collectively, the "Gaming Licenses") and who has neither been qualified by nor obtained a waiver of qualification from each gaming authority requiring such qualification (a "Waiver") in a timely manner, (iii) has been found unsuitable or disqualified by any gaming authority with respect to any Gaming Licenses, if such finding has not been reversed, vacated or superseded or (iv) is not a United States citizen (as defined under the Shipping Act or the Merchant Marine Act) and who acquires beneficial ownership of shares of the Company's capital stock, which when aggregated with all other shares of the Company's capital stock that are owned by non-U.S. citizens, represents more than 25% of the Company's outstanding capital stock (such shares of capital stock in excess of 25% of the Company's outstanding capital stock being the "Disqualifying Excess Shares"). Shares of the Company's capital stock held by a Disqualified Stockholder would not be considered as outstanding stock entitled to vote for any purpose.

  In addition, under the Gaming Provision, the Company has the right, upon written notice, to require that a Disqualified Stockholder that holds "Publicly-traded Securities" dispose of any and all (or the Disqualifying Excess Shares in the case of a Disqualified Stockholder described in (iv) above) of the Company's Publicly-traded Securities held by such Disqualified Stockholder. "Publicly-traded Securities" are defined as any securities that are listed or admitted to trading on any national securities exchange or are quoted on the NASDAQ.

  The Company also has the right, at its option, to call for redemption any or all of the shares (or the Disqualifying Excess Shares in the case of a Disqualified Stockholder described in (iv) above) of the Company's capital stock beneficially owned by a Disqualified Stockholder. Generally, the "Redemption Price" paid to the Disqualified Stockholder for each share of capital stock, in the case of exchange-listed or NASDAQ-quoted stock, would be equal to the average closing price of such shares for the 20-day period preceding the date of the notice of redemption, and if the stock were not listed or quoted, then the Redemption Price would be the fair market value as determined by the Company's Board of Directors. The Company has the right to pay the Redemption Price to the Disqualified Stockholder in cash, property or rights, including securities of the Company, as the Board of Directors might determine. If, on the date set for redemption, a holder failed to deliver the certificates for the shares to be redeemed properly endorsed for transfer, the payment to be delivered by the Company would be set aside to be delivered to the holder, without interest, upon surrender of the certificates. Unsurrendered certificates would no longer represent outstanding shares, the right to receive further dividends with respect to those shares would cease, and all rights of the person holding those shares would cease, except for the right to receive the payment that had been set aside with respect to those shares.

CLASSIFIED DIRECTORS

  The Certificate of Incorporation provides that the number of directors shall not be less than three nor more than 15 and, within such limits and subject to the rights of holders of any class or series of preferred stock, the number may be fixed from time to time by the Board of Directors of the Company. The Certificate of Incorporation provides that directors shall be divided into three classes, designated Class I, Class II and Class III, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director serves for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors originally designated as Class I, Class II and Class III directors, respectively, serve for a term ending on the date of the first, second and third annual meeting, respectively, following the effective date of the Certificate of Incorporation.

  With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because it limits the ability to obtain control of the Board of Directors of the Company in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, because under Delaware law a director serving on a classified Board of Directors may be removed only for cause, a classified Board of Directors would delay stockholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years, unless it could be demonstrated that the directors should be removed for cause and the requisite vote of stockholders were obtained. Such a delay may help ensure that the Board of Directors of the Company, if confronted by a person conducting a proxy contest or pursuing an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interests of the Company and its stockholders. Approval of the Board of Directors as well as an 80% stockholder vote is required to amend the director classification provisions of the Certificate of Incorporation.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT; ADVANCE NOTICE PROVISIONS

  The Certificate of Incorporation and Bylaws provide that special meetings of stockholders of the Company may only be called by the Board of Directors or the Chairman of the Board of the Company. The Certificate of Incorporation also requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent. The Bylaws provide that stockholder nominations of directors and stockholder proposals to conduct business at a stockholders' meeting must be given in advance of the meeting within the time period and in the manner provided for in the Bylaws. Approval of the Board of Directors as well as an 80% stockholder vote would be required to amend any of the foregoing provisions.

LIABILITY OF DIRECTORS; INDEMNIFICATION

  The Company's Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for breaches of fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Delaware law, however, this provision does not eliminate or limit the personal liability of a directors (i) for any breach of such director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under the DGCL statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock repurchase or redemptions, of
(iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Certificate of Incorporation also provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such persons is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL.

Under the DGCL and the Bylaws, the right to indemnification includes the right to be paid by the Company the expenses incurred in defending in any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL. The Certificate of Incorporation provides further that, by action of the Board of Directors, the Company may provide indemnification to such officers, employees and agents of the Company to the extent that, in the determination of the Board of Directors, indemnification is appropriate and authorized under the DGCL.

                      SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Rights Offering, if the Rights Offering is fully subscribed (other than by Brahman which has agreed not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering), the Company will have outstanding an aggregate of approximately 12,607,206 shares of Common Stock (based on the number of shares outstanding as of February 6, 1997), assuming no exercise of outstanding options. Of the total outstanding shares of Common Stock, the 2,114,356 shares of Common Stock sold in the Rights Offering, if it is fully subscribed (other than by Brahman which has agreed not to exercise or transfer any of the approximately 299,000 Rights it will receive pursuant to the Rights Offering), will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below). In addition, of the approximately 6,033,064 shares of Common Stock held by CL Associates and FSNL after the full exercise by CL Associates and FSNL of their Basic Subscription Privilege in the Rights Offering, the approximately 1,128,134 shares purchased by CL Associates and FSNL in the Rights Offering will be immediately eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, 904,930 of the shares of Common Stock held by them will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, in December 1997, and the remaining 4,000,000 shares of Common Stock held by them will be eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, in August 1998, but the sale of those 4,000,000 shares in the public market will be not be permitted until August 1999 by the terms of the CL Associates/FSNL Stock Purchase Agreement. The 1,000,000 shares of Common Stock purchased by Brahman in the Brahman Private Placement are subject to a "lock up" agreement with the Company under which those shares will not be permitted to be sold, transferred or otherwise disposed of by them until August 1, 1997. The Company is obligated to register all of the shares of Common Stock purchased by Brahman in the Brahman Private Placement and expects to be obligated to register all the shares of Common Stock expected to be purchased by Baron in the Baron Private Placement by May 1, 1997. As a result, at the conclusion of the Brahman lock-up period and shortly after the close of the Baron Private Placement, the shares purchased in the Brahman Private Placement and the Baron Private Placement may be sold in the public market.

  In general, under Rule 144 as currently in effect, a person, including a person who may be deemed an "affiliate" of the Company, who has held restricted shares for two years may sell such shares, subject to certain volume limitations and other restrictions, without registering them under the Securities Act. Rule 144 generally also permits sales of restricted shares, without any volume limitations, by a person who has not been an "affiliate" of the Company for at least three months preceding the sale of such shares and who has held those restricted shares for at least three years. Pursuant to the terms of a registration rights agreement, each of CL Associates or FSNL (or its assignee) will be entitled to certain demand registration rights with respect to shares of Common Stock held by them. In addition to these demand registration rights, each of CL Associates and FSNL (or its assignees) will be, subject to certain limitations, entitled to register shares of Common Stock in connection with future registration statements prepared by the Company to register its equity securities.

                           PLAN OF DISTRIBUTION

  The Common Stock offered pursuant to the Rights Offering is being offered by the Company directly to its holders of Common Stock.

  The Company will pay the fees and expenses of ChaseMellon Shareholder Services, L.L.C., as Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering, including liabilities under the Securities Act. The Company will pay the fees and expenses of ChaseMellon Stockholder Services, L.L.C., as Information Agent, and has agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights offering, including liabilities under the Securities Act.

  Rights Holders who desire to purchase shares of Common Stock in the Rights Offering are urged to complete, date and sign the Subscription Certificate accompanying this Prospectus and return it to the Subscription Agent on or before the Expiration Date, with payment in full of the aggregate Subscription Price. See "The Rights Offering--Exercise of Rights." Rights may be transferred. See "The Rights Offering--Method of Transferring Rights." Any questions concerning the procedure for subscribing for the purchase of shares should be directed to the Subscription Agent or the Information Agent.

                              LEGAL MATTERS

  The validity of the Common Stock has been passed upon for the Company by Battle Fowler LLP, New York, New York. Martin L. Edelman, who is the President and a Director of the Company, is also of counsel to Battle Fowler LLP.

                                 EXPERTS

  The consolidated financial statement of the Company for the years ended December 31, 1995 and 1994 and the period August 1, 1993 (date of inception) to December 31, 1993 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Travelodge/Thriftlodge as of January 23, 1996 and for the period February 1, 1995 to January 23, 1996 incorporated by reference in this Prospectus and the registration statement have been audited by Deloitte & Touche LLP independent auditors, as stated in their report appearing therein, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. The consolidated financial statements of Travelodge/Thriftlodge as of January 31, 1995 and for each of the two years in the period ended January 31, 1995 incorporated by reference in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Capital Properties Limited Partnership as of September 30, 1996 and 1995 and each of the three years in the period ended September 30, 1996 incorporated by reference in this Prospectus and the related financial statement schedules included therein have been audited by Deloitte & Touche, independent auditors as stated in their reports appearing therein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table shows all expenses of the issuance and distribution of the securities offered hereby, other than underwriting discounts and commissions:

   Securities and Exchange Commission ("SEC") filing fee............ $   20,583
   Nasdaq National Market ("Nasdaq") listing fee....................     18,500
   Printing and engraving expenses..................................    150,000
   Subscription agent's fees and expenses...........................     12,500
   Information agent's fees and expenses............................      7,500
   Legal fees and expenses..........................................    500,000
   Accounting fees and expenses.....................................    300,000
   Blue Sky filing fees and expenses (including counsel fees).......      5,000
   Miscellaneous expenses...........................................    155,917
                                                                     ----------
       Total........................................................ $1,170,000
                                                                     ==========

  All expenses other than the SEC filing fee, NASD filing fee and Nasdaq listing fee have been estimated for purposes of this filing. All expenses will be paid by the Company.

15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such persons's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such an action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which a director or officer may be entitled under any corporation's by-law, agreement, vote or otherwise.

  In accordance with Section 145 of the DGCL, Article 10 of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Article VIII of the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify to the fullest extent permitted under the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by the Restated Certificate and the Bylaws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any other agreement, vote or otherwise. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Company) or may (in the case of any action, suit or proceeding against an employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Article 10 of the Restated Certificate provides that neither the amendment or repeal of the above-referenced provisions of the Restated Certificate shall eliminate or reduce the effect of such provisions in respect of any matter occurring before such amendment or repeal.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
       2.1   Transfer and Distribution Agreement, dated as of November 22,
             1994, between the Company and HFS. (Incorporated by reference to the Company's Current Report on Form 8-K, dated December 2, 1994,
             Exhibit 2.1).
       2.2   Agreement and Plan of Merger and Reorganization, dated as of
             January 17, 1995, by and among Boomtown, Tweety Sub, Inc. and the
             Company. (Incorporated by reference to the Company's Current
             Report on Form 8-K, dated February 1, 1995, Exhibit 2.1).
       2.3   Agreement and Plan of Merger by and among National Gaming Corp.,
             NGC Acquisition Corp. and Par-A-Dice Gaming Corporation, dated
             December 28, 1994. (Incorporated by reference to the Company's annual Report on Form 10-K, dated December 31, 1994, Exhibit 2.3).
       2.4   Stock Purchase Agreement, dated as of December 19, 1995, between
             Forte USA, Inc. and the Company. (Incorporated by reference to the
             Company's Current Report on Form 8-K, dated January 23, 1996,
             Exhibit 2.1).
       2.5   Amendment No. 1 to Stock Purchase Agreement, dated as of January
             1996, between Forte USA, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated
             January 23, 1996, Exhibit 2.2).
       2.6   Stock Purchase Agreement, dated as of December 20, 1995, by and between Chartwell Leisure Associates L.P. II and the Company.
             (Incorporated by reference to the Company's Annual Report on Form
             10-K, dated December 31, 1995, Exhibit 2.6).
       2.7   Stock Purchase Agreement, dated as of February 14, 1996, by and between Chartwell Leisure Associates L.P. II, FSNL LLC and the
             Company. (Incorporated by reference to the Company's Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.7).
       2.8   Form of Amended and Restated Stock Purchase Agreement, dated as of
             March 14, 1996, by and among Chartwell Leisure Associates L.P. II,
             FSNL LLC and the Company. (Incorporated by reference to the
             Company's Annual Report on Form 10-K, dated December 31, 1995,
             Exhibit 2.8).
       2.9   Securities Purchase Agreement, dated as of January 31, 1997, among the Company and the Investors listed therein.*

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
         4.1 Form of Common Stock Certificate. (Incorporated by reference to
             Amendment No. 2 to the Company's Registration Statement on Form
             10/A (File No. 0-024794), dated November 2, 1994, Exhibit 4.1).
         4.2 Form of Subscription Certificate.*
         5.1 Opinion of Battle Fowler LLP regarding the legality of the securities being registered.*
     23.1(a) Consent of Deloitte & Touche LLP.*
     23.1(b) Consent of Deloitte & Touche LLP.*
     23.1(c) Consent of Deloitte & Touche.*
        23.2 Consent of Battle Fowler LLP (included in its opinion filed as
             Exhibit 5.1 hereto).*
        23.3 Consent of Price Waterhouse LLP.*
        24.1 Powers of Attorney (included on the signature pages hereto).+
        99.1 Form of Instructions to Record Holder.*
        99.2 Form of Notice of Guaranteed Delivery for Subscription
             Certificates.*
        99.3 Form of Certification and Request for Additional Rights.*
        99.4 Nominee Holder Subscription Certification.*
        99.5 Special Notice to Foreign Holders.*
        99.6 Form of Letter to Common Stockholders who are record holders.*
        99.7 Form of Letter to Common Stockholders who are beneficial holders.*
        99.8 Form of Letter to Common Stockholders.*
        99.9 Form of DTC Participant Oversubscription Exercise Form.*
       99.10 Form of Subscription Agent Agreement between the Company and
             ChaseMellon Shareholder Services, L.L.C.*
       99.11 Form of Information Agent Agreement between the Company and
             ChaseMellon Shareholder Services, L.L.C.*

--------

*Filed herewith.

+Filed previously.

  (b) Financial Statement Schedules:

  All other schedules have been omitted because they are not applicable, or are not required, or the information is shown in the Financial Statements or the Notes thereto.

17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY 7, 1997.

                                          Chartwell Leisure Inc.
                                           (Registrant)

                                                /s/ Martin L. Edelman
                                          By: ____________________________
                                                  MARTIN L. EDELMAN
                                                      PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                        TITLE                 DATE

               *                       Chairman of the           February 7,
-------------------------------------   Board of Directors        1997
                                        and Chief Executive
       RICHARD L. FISHER                Officer (principal
                                        executive officer)

     /s/ Martin L. Edelman             Director and              February 7,
-------------------------------------   President                 1997

       MARTIN L. EDELMAN

               *                       Chief Financial           February 7,
-------------------------------------   Officer (principal        1997
                                        financial and
        KENNETH J. WEBER                accounting officer)

               *                       Director                  February 7,
-------------------------------------                             1997

       HENRY R. SILVERMAN
               *                       Director                  February 7,
-------------------------------------                             1997
       STEPHEN P. HOLMES

           SIGNATURE                     TITLE            DATE

               *                         Director             February 7, 1997
-------------------------------------

         MARC E. LELAND

               *                         Director             February 7, 1997
-------------------------------------

       MICHAEL J. KENNEDY

               *                         Director             February 7, 1997
-------------------------------------

       DR. GUIDO GOLDMAN

               *                         Director             February 7, 1997
-------------------------------------

        RACHEL ROBINSON

      /s/ Martin L. Edelman                                  February 7, 1997

*By: ___________________________

  MARTIN L. EDELMAN ATTORNEY-IN-FACT

                               EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  2.1    Transfer and Distribution Agreement, dated as of November 22, 1994, between the Company and HFS. (Incorporated by reference to the
          Company's Current Report on Form 8-K, dated December 2, 1994, Exhibit
          2.1).
  2.2    Agreement and Plan of Merger and Reorganization, dated as of January
          17, 1995, by and among Boomtown, Tweety Sub, Inc. and the Company.
          (Incorporated by reference to the Company's Current Report on Form 8-
          K, dated February 1, 1995, Exhibit 2.1).
  2.3    Agreement and Plan of Merger by and among National Gaming Corp., NGC
          Acquisition Corp. and Par-A-Dice Gaming Corporation, dated December
          28, 1994. (Incorporated by reference to the Company's annual Report on Form 10-K, dated December 31, 1994, Exhibit 2.3).
  2.4    Stock Purchase Agreement, dated as of December 19, 1995, between Forte
          USA, Inc. and the Company. (Incorporated by reference to the
          Company's Current Report on Form 8-K, dated January 23, 1996, Exhibit
          2.1).
  2.5    Amendment No. 1 to Stock Purchase Agreement, dated as of January 1996, between Forte USA, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated January 23, 1996,
          Exhibit 2.2).
  2.6    Stock Purchase Agreement, dated as of December 20, 1995, by and between Chartwell Leisure Associates L.P. II and the Company.
          (Incorporated by reference to the Company's Annual Report on Form 10-
          K, dated December 31, 1995, Exhibit 2.6).
  2.7    Stock Purchase Agreement, dated as of February 14, 1996, by and between Chartwell Leisure Associates L.P. II, FSNL LLC and the
          Company. (Incorporated by reference to the Company's Annual Report on
          Form 10-K, dated December 31, 1995, Exhibit 2.7).
  2.8    Form of Amended and Restated Stock Purchase Agreement, dated as of
          March 14, 1996, by and among Chartwell Leisure Associates L.P. II,
          FSNL LLC and the Company. (Incorporated by reference to the Company's
          Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.8).
  2.9    Securities Purchase Agreement, dated as of January 31, 1997, among the
          Company and the Investors listed therein.*
  4.1    Form of Common Stock Certificate. (Incorporated by reference to
          Amendment No. 2 to the Company's Registration Statement on Form 10/A
          (File No. 0-024794), dated November 2, 1994, Exhibit 4.1).
  4.2    Form of Subscription Certificate.*
  5.1    Opinion of Battle Fowler LLP regarding the legality of the securities being registered.*
 23.1(a) Consent of Deloitte & Touche LLP.*
 23.1(b) Consent of Deloitte & Touche LLP.*
 23.1(c) Consent of Deloitte & Touche.*
 23.2    Consent of Battle Fowler LLP (included in its opinion filed as Exhibit
          5.1 hereto).*
 23.3    Consent of Price Waterhouse LLP.*
 24.1    Powers of Attorney (included on the signature pages hereto).+
 99.1    Form of Instructions to Record Holder.*
 99.2    Form of Notice of Guaranteed Delivery for Subscription Certificates.*
 99.3    Form of Certification and Request for Additional Rights.*
 99.4    Nominee Holder Subscription Certification.*
 99.5    Special Notice to Foreign Holders.*
 99.6    Form of Letter to Common Stockholders who are record holders.*
 99.7    Form of Letter to Common Stockholders who are beneficial holders.*
 99.8    Form of Letter to Common Stockholders.*
 99.9    Form of DTC Participant Oversubscription Exercise Form.*
 99.10   Form of Subscription Agent Agreement between the Company and Chase
          Mellon Shareholder Services, L.L.C.*
 99.11   Form of Information Agent Agreement between the Company and Chase
          Mellon Shareholder Services, L.L.C*

--------

*Filed herewith.

+Filed previously.